Exhibit 10.6

TURO INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Turo Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

b.	Lead Director Retainer (in addition to Eligible Director Service Retainer): $25,000

2.	Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $20,000

b.	Chair of the Compensation Committee: $14,000

c.	Chair of the Nominating and Corporate Governance Committee: $9,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a.	Member of the Audit Committee: $10,000

b.	Member of the Compensation Committee: $7,000

c.	Member of the Nominating and Corporate Governance Committee: $4,500

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses and such expenses are ordinary, necessary and reasonable as determined by the Board in its sole discretion.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2022 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders. All equity awards granted under this policy will be restricted stock units (“RSUs”).

Initial Grants: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board, the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted RSUs with an aggregate grant date fair value, based on the grant date closing price, of $360,000 (the “Initial Grant”). The shares subject to the Initial Grant will vest in three equal annual installments from the grant date, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each vesting date; provided, that the Initial Grant will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Continuous Service through such date.

Annual Grants: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting (excluding any Eligible Director who is first appointed or elected by the Board at such meeting or who received an Initial Grant within the 6-month period prior to the date of the annual stockholder meeting) will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted RSUs with an aggregate grant date fair value, based on the grant date closing price, of $180,000 (the “Annual Grant”). The shares subject to the Annual Grant will vest in full on the earlier of the first anniversary of the grant date or the next annual stockholder meeting of the Company, subject to the Eligible Director’s Continuous Service through each vesting date; provided, that the Annual Grant will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.

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